EXHIBIT 99.1

    News Release

DARLING INGREDIENTS TO ACQUIRE VALLEY PROTEINS

IRVING, TEXAS, December 28, 2021/PRNewswire/-- Darling Ingredients Inc. (NYSE: DAR, “Darling”), today announced that it entered into a definitive agreement to acquire all of the shares of Valley Proteins, Inc. for approximately $1.1 billion in cash. Valley Proteins operates 18 major rendering and used cooking oil facilities throughout the southern, southeast and mid-Atlantic regions of the U.S. Valley employs 1,900 employees and operates a fleet of 550 vehicles.

"We are pleased to add Valley Proteins to our global ingredient family and we expect this acquisition to be accretive post integration. In the evolving world of ESG and global decarbonization, Valley Proteins will supplement Darling's global supply of waste fats and greases. The new supply will now provide Darling with additional low carbon feedstock to produce renewable diesel and potentially sustainable aviation fuel," said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. "Valley Proteins has a rich 70 plus year history of providing essential services to the meat processing industry and restaurant locations and our teams will work diligently to complete this acquisition in a timely manner," Stuewe added.

The closing of the transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino waiting period.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is a world leading producer of organic ingredients, generating a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. Darling Ingredients named one of the 50 Sustainability and Climate Leaders in 2021, to learn more Darling Ingredients: The greenest Company on the planet - 50 Sustainability & Climate Leaders (50climateleaders.com). The Company sells its ingredients around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, which products reduce Greenhouse Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For More Information, contact:
Melissa A. Gaither, VP Global Communications & Sustainability
mgaither@darlingii.com
972-281-4478